As filed with the Securities and Exchange Commission on August 8, 2016

Registration No. 333-168549

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-168549

UNDER

THE SECURITIES ACT OF 1933

Higher One Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	26-3025501
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

115 Munson Street

New Haven, CT 06511

(203) 776-7776

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Higher One Holdings, Inc. 2010 Equity Incentive Plan and

Higher One, Inc. 2000 Stock Plan

(Full title of the plan)

Thomas D. Kavanaugh, Esq.

General Counsel

Higher One Holdings, Inc.

115 Munson Street

New Haven, Connecticut 06511

(203) 776-7776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of Higher One Holdings, Inc., a Delaware corporation (“Higher One”):

File No. 333-168549, pertaining to the registration of 12,141,653 shares of common stock, $.001 par value per share of Higher One (the “Shares”) issuable under the Higher One Holdings, Inc. 2010 Equity Incentive Plan and the Higher One, Inc. 2000 Stock Plan.

Higher One is filing this post-effective amendment to the Registration Statement to deregister any and all securities that remain unsold under the Registration Statement.

On June 29, 2016, Higher One, Winchester Acquisition Holdings Corp., a Delaware corporation (“Parent”) and a wholly owned subsidiary of Blackboard Super Holdco, Inc. (“Super Holdco”), which owns Blackboard Inc. (“Blackboard”), and Winchester Acquisition Corp., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, entered into an Agreement and Plan of Merger (“Merger Agreement”). Pursuant to the Merger Agreement, Parent caused Merger Sub to commence a cash tender offer (the “Offer”) to acquire all of the issued and outstanding Shares, for a purchase price of $5.15 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding taxes, on the terms and subject to the conditions set forth in the Merger Agreement. Promptly following the consummation of the Offer, Merger Sub merged with and into Higher One (the “Merger,” and together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”), with Higher One surviving the Merger as a wholly owned subsidiary of Parent. The Merger became effective on August 4, 2016 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.

As of the Effective Date, each outstanding Share was converted into the right to receive the Offer Price (the “Merger Consideration”), other than any Share owned by Higher One (including treasury shares), Parent, Merger Sub or any of their respective wholly owned subsidiaries, which Shares were cancelled and ceased to exist without any payment being made with respect thereto.

As a result of the Merger, Higher One has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Higher One in the Registration Statement to remove from registration by means of a post–effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, Higher One hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, Connecticut, on August 8, 2016.

HIGHER ONE HOLDINGS, INC.

By:	/s/ Stuart Kupinsky
	Name:	Stuart Kupinsky
	Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Ballhaus William Ballhaus	Director and President (Principal Executive Officer)	August 8, 2016

/s/ Stuart Kupinsky Stuart Kupinsky	Director and Secretary	August 8, 2016

/s/ Lisa Mayr Lisa Mayr	Director and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 8, 2016